Exhibit 99.3
FC-GEN Acquisition Holding, LLC and Subsidiaries
Condensed Consolidated Financial Statements

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2010
	Unaudited	December 31, 2009
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Assets:
Current assets:
Cash and equivalents	$113,152	$109,573
Current portion of restricted cash and investments in marketable securities	39,344	41,376
Accounts receivable, net of allowances for doubtful accounts of $42,817 in 2010 and $41,467 in 2009	281,700	287,551
Prepaid expenses and other current assets	99,903	79,993
Current portion of deferred income taxes	41,993	40,832

Total current assets	576,092	559,325

Property and equipment, net of accumulated depreciation of $258,319 in 2010 and $197,068 in 2009	1,753,406	1,787,483
Restricted cash and investments in marketable securities	56,537	59,337
Other long-term assets	64,544	65,114
Identifiable intangible assets, net of accumulated amortization of $20,285 in 2010 and $17,521 in 2009	58,372	66,871
Goodwill	119,090	119,090

Total assets	$2,628,041	$2,657,220

Liabilities and Equity:
Current liabilities:
Current installments of long-term debt	$5,048	$10,432
Accounts payable	51,643	72,315
Other accrued expenses	275,953	235,122

Total current liabilities	332,644	317,869

Long-term debt	1,869,692	1,864,977
Deferred income taxes	247,959	252,424
Self-insurance liability reserves	102,191	105,878
Other long-term liabilities	58,081	84,682
Commitments and contingencies
FC-Gen Acquisition Holding, LLC members’ equity:
Capital stock, no par value, 1,500 shares authorized, 1,500 shares issued and outstanding	—	—
Additional paid-in capital	216,712	242,179
Accumulated deficit	(209,135)	(220,962)
Accumulated other comprehensive income	3,036	1,645

Total FC-GEN Acquisition Holding, LLC members’ equity	10,613	22,862

Noncontrolling interests	6,861	8,528

Total equity	17,474	31,390

Total liabilities and equity	$2,628,041	$2,657,220

See accompanying notes to unaudited condensed consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)
UNAUDITED

	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009

Net revenues	$1,849,897	$1,766,127
Salaries, wages and benefits	1,154,277	1,084,867
Other operating expenses	364,993	359,471
General and administrative costs	88,358	86,699
Provision for losses on accounts receivable and notes receivable	16,996	15,800
Lease expense	18,316	18,007
Depreciation and amortization expense	65,005	63,488
Accretion expense	220	219
Interest expense	104,261	99,973
(Gain) loss on early extinguishment of debt	(407)	12,956
Investment income	(2,221)	(2,026)
Other loss	1,182	2,041
Long-lived asset impairment	14,492	17,358
Equity in net income of unconsolidated affiliates	322	(332)

Income before income tax expense	24,103	7,606
Income tax expense	9,477	18,469

Income (loss) from continuing operations	14,626	(10,863)
Loss from discontinued operations, net of taxes	—	(64)

Net income (loss)	14,626	(10,927)
Less net income attributable to noncontrolling interests	(2,799)	(1,100)

Net income (loss) attributable to FC-GEN Acquisition Holding, LLC	$11,827	$(12,027)

See accompanying notes to unaudited condensed consolidated financial statements.

FC-GEN ACQUISITION HOLDING, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
UNAUDITED

	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009

Cash flows from operating activities:
Net cash provided by operating activities	$80,730	$121,825

Cash flows from investing activities:
Capital expenditures	(33,605)	(39,544)
Sale (purchases) of restricted cash and marketable securities	6,142	(4,390)
Net change in restricted cash and equivalents	1,347	173
Purchases of inpatient centers	(12,179)	—
Proceeds from sale of inpatient assets	2,352	1,832
Consolidation of joint venture	—	1,284
Other, net	1,785	637

Net cash used in investing activities	(34,158)	(40,008)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	7,478	26,000
Repayment of long-term debt	(15,611)	(43,516)
Debt issuance costs	(6,493)	(17,402)
Distributions by noncontrolling interests	(1,367)	(1,076)
Distributions to parent	(27,000)	(27,000)

Net cash used in financing activities	(42,993)	(62,994)

Net increase in cash and equivalents	3,579	18,823
Cash and equivalents:
Beginning of period	109,573	72,842

End of period	$113,152	$91,665

Supplemental disclosure of cash flow information:
Interest paid	$100,805	$97,437
Taxes paid	6,429	1,228

Non-cash financing activities:
Capital leases	$—	$31,377
Assumption of long-term debt	8,302	12,667
See accompanying notes to unaudited condensed consolidated financial statements.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(1) General Information
     Description of Business
     FC-GEN Acquisition Holding, LLC, (the Company) provides inpatient services through skilled nursing and assisted living centers primarily located in the eastern United States. The Company has 233 owned, leased, managed and jointly owned eldercare centers as of September 30, 2010. Revenues of the Company’s owned, leased and otherwise consolidated centers constitute approximately 84% of its revenues.
     The Company provides a range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. These services are provided by rehabilitation therapists and assistants employed or contracted at substantially all of the centers operated by the Company, as well as by contract to healthcare facilities operated by others. After the elimination of intercompany revenues, the rehabilitation therapy services business constitutes approximately 14% of the Company’s revenues.
     The Company provides an array of other specialty medical services, including respiratory health services, management services, physician services, hospitality services, staffing services and other healthcare related services.
     Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles which require the use of management’s estimates. In the opinion of management, the condensed consolidated financial statements for the periods presented include all necessary adjustments for a fair presentation of the financial position and results of operations and all adjustments are of a normal recurring nature.
     In preparing these condensed consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through February 28, 2011, the date the unaudited condensed consolidated financial statements were issued.
     Adjustments and Reclassifications
     The Company recorded an $8.0 million loan termination fee to interest expense in the nine months ended September 30, 2009, which represents an immaterial correction of an error. Management believes that the effect of the adjustment is not material to the consolidated financial position, results of operations or liquidity for any prior period.
     Goodwill Impairment Testing
     The Company attributes all of its goodwill to the inpatient services segment. The Company performs a test for impairment of its goodwill when factors indicating the potential for impairment are present, but under no condition less than annually. The test consists of two steps for determining goodwill impairment. In step one of the impairment analyses; the Company determines the fair value of the inpatient services segment. Step two is only necessary if test one is deemed failed. In step two of the impairment analysis, the Company allocates the fair value of the inpatient services reporting units to all tangible and intangible assets and liabilities in a hypothetical sale transaction to determine the implied fair value of the respective reporting unit’s goodwill.
     The Company is in the process of completing its annual goodwill impairment test as of September 30, 2010.
     The Company performed its annual goodwill impairment test as of September 30, 2009. In step one of that test the Company determined the fair value of the inpatient services reporting unit was less than its carrying value, requiring it to complete test two. In step two of the impairment analysis, the Company allocated the fair value of the inpatient services reporting unit to all tangible and intangible assets and liabilities in a hypothetical sale transaction to determine the implied fair value of the respective reporting unit’s goodwill. The Company concluded through step two of the

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
impairment test that the carrying value of its goodwill at September 30, 2009 was below its fair value, resulting in no impairment in 2009.
     Principles of Consolidation and Variable Interest Entities
     The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, its consolidated variable interest entities (VIEs) and certain other partnerships. All significant intercompany accounts and transactions have been eliminated in consolidation for all periods presented.
     The Company’s investments in VIEs in which it is the primary beneficiary are consolidated, while the investment in other VIEs in which it is not the primary beneficiary are accounted for under other accounting principles. Investments in and the operating results of 20% to 50% owned companies, which are not VIEs, are included in the unaudited condensed consolidated financial statements using the equity method of accounting.
     Consolidated VIEs and Other Consolidated Partnerships
     At September 30, 2010 and December 31, 2009, the Company consolidated five and four VIEs, respectively. The total assets of the VIEs principally consist of property and equipment that serves as collateral for the VIEs’ non-recourse debt and is not available to satisfy any of the Company’s other obligations. Creditors of the VIEs, including senior lenders, have no recourse against the general credit of the Company. The consolidated VIEs at September 30, 2010 own and operate skilled nursing and assisted living facilities. The Company’s ownership interests in the consolidated VIEs range from 0% to 50% and the Company manages the day-to-day operations of the consolidated VIEs under management agreements. The Company’s involvement with the VIEs began in years prior to 2000.
     The Company consolidates two partnerships as it is the general partner in those entities and may exercise considerable control over the businesses without substantive kick out rights afforded to the limited partners. One of the partnerships is a jointly owned and managed skilled nursing facility. The second partnership owns the real estate of a skilled nursing facility leased to the Company. The assets of these consolidated partnerships consist of property and equipment that serves as collateral for the partnerships’ non-recourse debt and are not available to satisfy any of the Company’s other obligations. Creditors of these consolidated partnerships, including senior lenders, have no recourse against the general credit of the Company.
     At September 30, 2010, total assets and non-recourse debt of the consolidated VIEs and other consolidated partnerships were $40.4 million and $29.7 million, respectively. At December 31, 2009, total assets and non-recourse debt of these consolidated partnerships were $37.8 million and $27.2 million, respectively.
     VIEs Not Consolidated
     Separate from the VIEs previously described, at September 30, 2010 and December 31, 2009, the Company is not the primary beneficiary of 14 additional VIEs and, therefore, those VIEs are not consolidated into its financial statements. The unconsolidated VIEs own and operate skilled nursing and assisted living facilities. The Company manages the day-to-day operations of these unconsolidated VIEs under management agreements. The Company’s involvement with the unconsolidated VIE’s began in 2008 followed by another two unconsolidated VIEs in 2009. The Company had determined that it was not the primary beneficiary of these VIEs in those periods. The Company has not made an equity investment in these VIEs and, therefore, does not have equity at risk. Through a reassessment on January 1, 2010, the Company concluded these entities continued to be VIEs, it reaffirmed its conclusion that it is not the primary beneficiary of these entities, and that its involvement in management activities of these VIEs were not significant to its accompanying condensed consolidated financial statements.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(2) Significant Transactions and Events
     Asset Purchases and Dispositions
     In March 2010, the Company sold one facility for $1.4 million. The facility had been closed since 2004.
     In May 2010, the Company completed the acquisition of the real estate of a previously leased 190 bed skilled nursing facility for $8.3 million. Prior to the acquisition, the lease was classified as an operating lease for accounting purposes. The asset purchase resulted in the addition of $11.5 million for building and land and a reduction of identifiable intangible assets of $3.2 million for the reclassification a favorable lease asset.
     In August 2010, the Company completed the disposition of commercial property for $1.1 million and recognized a loss on the transaction of $1.1 million.
     Consolidation of a VIE
     In May 2010, the Company entered into a series of agreements with an unaffiliated third party that resulted in the Company determining that it was the primary beneficiary and therefore consolidated the VIE as of June 1, 2010. Prior to these agreements, the Company managed the operations of the skilled nursing and assisted living facility, the VIE, as well as three other skilled nursing facilities having the same parent organization. Through the agreements, the Company extended to the VIE a line of credit for construction and working capital needs up to $9.0 million ($3.2 million was drawn as of September 30, 2010). In addition, the Company received an extension of its contract to manage the VIE for 15 years, and was granted a fixed price purchase option of substantially all the assets exercisable at any time at a base price of $16.9 million. The purchase option expires March 31, 2020. The effect of consolidating the VIE was an increase to total assets of $7.0 million and an increase to debt of $8.3 million.
     Investment in Joint Ventures
     In December 2009, the Company made an investment of $5.0 million and received a one-third interest in an unconsolidated joint venture. The Company accounts for its interest under the equity method.
     On August 1, 2009, the Company completed a transaction in which it purchased an additional one-third ownership interest in a skilled nursing facility in Massachusetts for cash consideration of $1.1 million. The Company had owned a one-third interest in the joint venture prior to the transaction. The facility is now consolidated into the Company’s financial statements with the remaining partner’s one-third ownership interest record as a noncontrolling interest. The transaction added property and equipment of $18.2 million and non-recourse debt of $14.1 million. In connection with the consolidation, the Company recognized a $2.2 million loss on the transaction.
     Lease Transactions
     Effective August 1, 2009, the Company amended a lease for four facilities. The amended lease has a term that expires on November 30, 2015 and allows for one 5-year extension. Annual cash base rent will be $2.2 million with an annual rent escalator of 3%. The amended lease will continue to be accounted for as an operating lease.
     On May 26, 2009, the Company amended and restated a master lease agreement (Master Lease) for eleven centers leased through an independent real estate investment trust (Landlord). The Master Lease resulted in the following:
•	Collective annual cash lease payments increased by $2.0 million effective February 1, 2009;

•	The incremental minimum rent is charged annually based upon the minimum rent for the prior fiscal year multiplied by the greater of one plus one-half the percentage increase in the Consumer Price Index or 102.5%;

•	Renovation funds were established for three of the facilities totaling $2.1 million provided by the Landlord for capital improvements and renovations. The minimum rent paid to the Landlord will be increased by 10% for any amount disbursed from the renovation funds in periods subsequent to those disbursements;

•	Two of the leased facilities had their initial lease terms extended by approximately three years;

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
•	The leases were reevaluated for accounting classification and the Company concluded three of the remaining nine leases previously accounted for as operating leases would now be accounted for as capital leases. The three capital leases had obligations of $29.2 million at September 30, 2010.
     Amendments to Debt Agreements
     On September 25, 2009, the senior secured credit agreement and the mezzanine term loan agreement were amended. The amendments extended the terms of the agreements for five years with a maturity date of September 25, 2014. $40.0 million of senior secured term loan principal was repaid. The senior secured term loan interest rate was initially increased from LIBOR plus 2.00% to LIBOR plus 3.07%. The revolving credit facility was increased from $50.0 million to $75.0 million. The Company incurred $17.1 million of fees associated with the senior secured credit agreement, $13.0 million of which were expensed as a debt extinguishment cost and the remaining $4.1 million is deferred and amortized over the term of the debt.
(3) Certain Significant Risks and Uncertainties
     Revenue Sources
     The Company receives revenues from Medicare, Medicaid, private insurance, self-pay residents, other third-party payors and long-term care facilities that utilize its rehabilitation therapy and other services. The Company’s inpatient services derive approximately 78% of its revenue from the Medicare and various state Medicaid programs.
     The sources and amounts of the Company’s revenues are determined by a number of factors, including licensed bed capacity and occupancy rates of its eldercare centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for ancillary medical services, including services provided by the Company’s rehabilitation therapy services business, vary based upon the type of payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among Medicare, Medicaid and private pay can significantly affect the Company’s profitability.
     It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or other governmental initiatives on the Company’s business and the business of the customers served by the Company’s rehabilitation therapy business. The potential impact of healthcare reform, which would initiate significant reforms to the United States healthcare system, including potential material changes to the delivery of healthcare services and the reimbursement paid for such services by the government or other third party payors, is uncertain at this time. Accordingly, there can be no assurance that the impact of any future healthcare legislation or regulation will not adversely affect the Company’s business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels similar to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. The Company’s financial condition and results of operations will be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.
     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in material compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving material allegations of potential wrongdoing. While no such regulatory inquiries have been made, noncompliance with such laws and regulations can be subject to regulatory actions including fines, penalties, and exclusion from the Medicare and Medicaid programs.
     Use of Estimates
     The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets;

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
allowances for doubtful accounts and provisions for contractual adjustments; the valuation of derivatives, deferred tax assets, fixed assets, goodwill, intangible assets, investments and notes receivable; and reserves for employee benefit obligations, income tax uncertainties, asset retirement obligations and other contingencies. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.
(4) Property and Equipment
     Property and equipment at September 30, 2010 and December 31, 2009 consist of the following (in thousands):

	September 30, 2010	December 31, 2009

Land and improvements	$258,031	$255,185
Buildings and improvements	1,556,940	1,549,598
Equipment, furniture and fixtures	191,780	174,615
Construction in progress	4,974	5,153

Gross property and equipment	2,011,725	1,984,551
Less: accumulated depreciation	(258,319)	(197,068)

Net property and equipment	$1,753,406	$1,787,483

     Assets held under capital leases, which are principally carried in building and improvements above, were $254.7 million and $255.6 million at September 30, 2010 and December 31, 2009, respectively. Accumulated depreciation on assets held under capital leases was $28.5 million and $19.9 million at September 30, 2010 and December 31, 2009, respectively.
     Asset impairment charges of $14.0 million were recognized in the nine months ended September 30, 2010 associated with the write-down of three underperforming properties. Asset impairment charges of $9.8 million were recognized in the in the nine months ended September 30, 2009, and reflected in the balance sheet at December 31, 2009, associated with the write-down of seven underperforming properties and one closed and held for sale center in which the carrying value was in excess of the sale price.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(5) Long-Term Debt
     Long-term debt at September 30, 2010 and December 31, 2009 consists of the following (in thousands):

	September 30, 2010	December 31, 2009

Senior secured term loan	$1,295,563	$1,295,563
Mezzanine term loan	375,000	375,000
Capital lease obligations	160,820	163,731
Mortgages and other secured debt (non recourse)	42,985	39,875
Unamortized debt premium on mortgages and other secured debt (non recourse)	372	1,240

	1,874,740	1,875,409
Less:
Current installments of long-term debt	(5,048)	(10,432)

Long-term debt	$1,869,692	$1,864,977

     Senior Secured Credit Facility
     The senior secured credit facility consists of the following subfacilities, as amended: (i) a $1.3 billion senior secured term loan, and (ii) a $75 million revolving credit facility. The Company pays interest monthly on the outstanding loans under the senior secured credit facility.
     Borrowings bear interest at a rate equal to, at the Company’s option, either a base rate or at the one-month London Interbank Offered Rate (LIBOR) plus an applicable margin. The base rate is determined by reference to the highest of (i) a lender-defined prime rate, (ii) the federal funds rate plus 3.0%, and (iii) the sum of LIBOR, not to be less than 2.5%, plus an applicable margin. The applicable margin with respect to LIBOR borrowings is 4.75% at September 30, 2010. This applicable margin increases every anniversary beginning September 25, 2010 through year five with the rate equal to LIBOR plus 5.75%. LIBOR shall have an applicable floor of 1.5% beginning September 25, 2010 through September 25, 2012, and 2.5% thereafter. LIBOR borrowings under the senior secured credit facility bore interest of 6.25% at September 30, 2010.
     Principal amounts outstanding under each of the two subfacilities are due and payable in full at maturity, September 25, 2014.
     The senior secured term loan, as amended, can be voluntarily prepaid at any time. The senior secured term loan is subject to partial mandatory prepayment under certain circumstances, including the Company’s receipt of insurance proceeds received following damage to properties or the receipt of certain proceeds upon the sale of real property. In these circumstances, the proceeds received must be used to prepay the senior secured term loan.
     The senior secured credit agreement requires funds be placed in escrow for property tax and property insurance obligations. In addition, the senior secured credit agreement requires that cash be placed in escrow on a monthly basis (approximately $7.5 million annually) to fund routine maintenance and the replacement of property and equipment. The lender releases funds from this escrow when the Company presents evidence that operating funds have been expended for such routine maintenance and replacement activities. At September 30, 2010 and December 31, 2009, $0.6 million is held in escrow for routine maintenance, which is included in prepaid expenses and other current assets.
     All obligations under the senior secured credit facility are secured by a security interest in substantially all of the assets of the Company.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
     The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness; provide guarantees; create liens on assets; engage in mergers, acquisitions or consolidations; sell assets; make distributions; make investments, loans or advances; repay indebtedness, except as scheduled or at maturity; engage in certain transactions with affiliates; amend material agreements governing the Company’s outstanding indebtedness; and fundamentally change the Company’s business. The senior secured credit facility agreement requires the Company to meet defined financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated fixed charge coverage ratio, a minimum consolidated project yield and certain customary affirmative covenants, such as financial and other reporting, and certain events of default. At September 30, 2010, the Company is in compliance with all of these covenants.
     Senior secured term loan. The senior secured term loan of $1.3 billion has been fully drawn since its inception on July 13, 2007. Through September 30, 2010, the Company has prepaid $1.9 million of the senior secured term loan from proceeds upon the sale of real property. In connection with that September 25, 2009 amendment the Company prepaid $40.0 million of the senior secured term loan and the balance of $37.5 million on the fully drawn delayed draw term loan component has been combined with the senior secured term loan balance.
     Revolving credit facility. The $75 million revolving credit facility, as amended, was established to provide the Company a source of financing to fund general working capital requirements. Borrowings under the revolving credit facility may be in the form of revolving loans or swing line loans. Aggregate outstanding swing line loans have a sub-limit of $10 million. The revolving credit facility also provides a sub-limit of $35 million for letters of credit. Borrowing levels under the revolving credit facility are limited to a borrowing base that is computed based upon the level of Company eligible accounts receivable, as defined. In addition to paying interest on the outstanding principal borrowed under the revolving credit facility, the Company is required to pay a commitment fee to the lenders for any unutilized commitments. The commitment fee rate is 0.5% per annum when the unused commitment is greater than $37.5 million and 0.75% per annum when the unused commitment is less than $37.5 million. As of September 30, 2010, the Company had no outstanding borrowings under the revolving credit facility and had $28.8 million of undrawn letters of credit and other encumbrances, leaving the Company with approximately $46.2 million of borrowing capacity under the revolving credit facility. The revolving credit facility is pre-payable prior to September 25, 2013 but will be subject to a prepayment penalty. A prepayment penalty of 1% of the commitment would apply prior to that date. Any prepayment that occurs after September 25, 2013 is not subject to a prepayment penalty. The revolving credit facility expires on September 25, 2014.
     Mezzanine Term Loan
     The mezzanine term loan of $375 million was outstanding at September 30, 2010. Borrowings bear interest at a rate equal to LIBOR plus 7.5%. The Company borrowings under the mezzanine term loan bore interest at approximately 7.76% at September 30, 2010. The principal amount is due and payable in full at maturity, September 25, 2014.
     The mezzanine term loan agreement contains both voluntary and mandatory prepayment restrictions subject to prepayment penalties set forth in the agreement. Mandatory termination fees equal to 1% of the $375 million borrowing plus a monthly rate that increases annually from 0.088% in the initial year of the loan to 0.116% in the final year of the loan. As of September 30, 2010 we have accrued net termination fees of $18.0 million. For the nine months ended September 30, 2010 and 2009, the Company accrued $4.4 million and $4.1 million, respectively, for termination fees payable when the loan matures or is prepaid. In addition, during the nine months ended September 30, 2009, the Company accrued $8.0 million pertaining to periods prior to 2009. The Company must maintain a debt service reserve held by the lender without interest equal to $4.1 million. The balance is included in prepaid expenses and other current assets.
     All obligations under the mezzanine term loan are secured by a security interest in substantially all of the assets of the Company, subject to subordination to the senior secured credit facility.
     The mezzanine term loan contains covenants similar to, and no more restrictive than, those required under the senior secured credit agreement. At September 30, 2010, the Company was in compliance with all of these covenants.

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
     Other Debt
     Capital lease obligations. The capital lease obligations represent the present value of minimum lease payments under such capital lease arrangements and bear imputed interest at rates ranging from 7.0% to 19.0% at September 30, 2010, and mature at dates ranging primarily from 2012 to 2031.
     Mortgages and other secured debt (non-recourse). Loans are carried by certain of the Company’s consolidated joint ventures. The loans consist principally of revenue bonds and secured bank loans. Loans are secured by the underlying real and personal property of individual facilities and have fixed or variable rates of interest ranging from 2.5% to 19.6% at September 30, 2010, with maturity dates ranging from 2012 to 2036. Loans are labeled “non-recourse” because neither the Company nor a wholly owned subsidiary is obligated to perform under the respective loan agreements.
     In July 2010, the Company retired $6.6 million of revenue bonds for $5.6 million. Net of $0.6 million of deferred financing fees and discount, the Company recognized a $0.4 million gain on extinguish of debt.
     The maturity of total debt, excluding capital lease obligations, of $1,713.9 million at September 30, 2010 is as follows: $1.1 million in fiscal 2011, $1.1 million in fiscal 2012, $1.1 million in fiscal 2013, $1,674.8 million in fiscal 2014, $15.3 million in fiscal 2015 and $20.5 million thereafter.
     Derivative Instruments and Hedging Activities
     The senior secured credit facility agreement and the mezzanine term loan agreement require the Company to enter into financial instruments to protect against fluctuations in interest rates for a notional amount equal to the combined outstanding principal balance of the senior secured credit facility and the mezzanine term loan such that LIBOR does not exceed 6.5%.
     These contracts are not designated for hedge accounting treatment, and therefore, the Company records the fair value (estimated unrealized gain or loss) of the agreements as an asset or liability and the change in any period as an adjustment to interest expense in the unaudited condensed consolidated statements of operations. Realized gains and losses associated with these contracts are recorded as adjustments to interest expense each reporting period. The counterparties to the derivative financial instruments are major financial institutions. The Company does not use derivative financial instruments for any trading or speculative purposes.
     The Company satisfied its requirement to hedge its exposure to interest rate volatility with an interest rate swap and an interest rate cap arrangement.
•	The interest rate swap agreement had a notional amount of $1 billion. The Company was required to make payments to the counterparty at the fixed rate of 5.34% and in return, the Company received payments at a variable rate based on the one month LIBOR. The fair value of the interest rate swap agreement at December 31, 2009 is recorded as a liability of $31.0 million in other long-term liabilities in the consolidated balance sheet with changes in the fair value recorded to interest expense. The interest rate swap agreement expired on July 13, 2010.

•	The interest rate cap agreement had a notional amount of $712.5 million. Under this agreement, the Company received variable interest rate payments when the one-month LIBOR rose above 2.0%. The Company paid a fee of $0.6 million at the inception of the interest rate cap agreement, which has been amortized to interest expense over the term of the agreement. The interest rate cap agreement expired on July 13, 2010.
     Upon expiration of the previous derivative arrangements in July 2010, the Company entered into a new interest rate cap agreement. The interest rate cap has a notional of approximately $1.7 billion. The Company is exposed to the impact of interest rate changes because its long-term debt bears interest at a variable rate. Under this cap agreement, the Company receives variable interest rate payments when the one-month LIBOR rises above 3.0%. The interest rate cap

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
agreement effectively limits the exposure to rising interest rates to 3% on approximately $1.7 billion of variable rate debt at September 30, 2010. The Company paid fees of $6.2 million at the inception of the interest rate cap agreement, which will be amortized to interest expense over the term of the agreement. The fair value of the interest rate cap agreement at September 30, 2010 is recorded as an asset of $0.3 million with changes in fair value recorded to interest expense. The interest rate cap agreement expires on July 14, 2012.
     The Company is exposed to credit loss, in the event of nonperformance by the counterparty to the interest rate cap agreement. As of September 30, 2010, the Company does not anticipate nonperformance by the counterparty to this agreement and no material loss would be expected from any such nonperformance.
     The Company consolidates one VIE having an interest rate swap agreement that expired in July 2010 upon the refinancing of that VIE’s mortgage debt. In connection with the refinancing of its debt, the VIE entered into an interest rate cap agreement. The VIE is exposed to the impact of interest rate changes because its long-term debt bears interest at a variable rate. The VIE’s obligation under the interest rate cap agreement is non-recourse to the Company. The interest rate cap agreement effectively limits the exposure to rising interest rates to 7.0% on approximately $6.3 million of variable rate mortgage debt at September 30, 2010. The fair value of the VIE’s interest rate cap agreement at September 30, 2010 is recorded as an asset of less than $0.1 million with changes in fair value recorded to interest expense. The interest rate cap agreement expires in July 2015. The counterparty to the interest rate swap agreement is a major institutional bank.
(6) Lease Commitments
     The Company leases certain facilities under capital and operating leases. Future minimum payments for the next five years and thereafter under such leases at September 30, 2010 are as follows (in thousands):

Year ending September 30,	Capital Leases	Operating Leases

2011	$18,079	$19,773
2012	18,073	19,629
2013	17,234	14,859
2014	83,803	13,108
2015	10,314	12,104
Thereafter	137,587	15,508

Total future minimum lease payments	285,090	$94,981

Less amount representing interest	(124,270)

Present value of net minimum lease payments	160,820
Less current portion	(3,961)

Long-term capital lease obligation	$156,859

     The Company holds fixed price purchase options to acquire the land and buildings of 18 facilities for $119.5 million with expirations ranging from 2014 to 2025. Seven of these options are deemed to be bargain purchases and, consequently, these leases have been classified as capital leases contributing $74.1 million in capital lease obligations of the total $160.8 million at September 30, 2010. The Company also classifies 17 other center leases as capital leases contributing $86.7 million to the capital lease obligation at September 30, 2010.
     The Company and subsidiaries of a real estate investment trust are party to a master lease involving eleven facilities. The master lease does not impact the individual terms and conditions of the six separate operating leases and the five separate capital leases, but establishes cross default and cure provisions if one or more of the eleven individual facilities have an event of default. In addition to facility / tenant level financial, reporting and other covenants contained in the individual operating and capital leases, the master lease establishes certain Company level financial, reporting and other

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
covenants. Pursuant to the master lease, the Company posted $10.7 million of letters of credit as security, principally representing 12 months rent under the six individual operating leases and five individual capital leases.
     Impairment on one favorable lease balance of $0.5 million was recognized in the nine months ended September 30, 2010 and an impairment on three favorable lease balances of $7.6 million was recognized in the nine months ended September 30, 2009 associated with the write-down of underperforming properties.
(7) Income Taxes
     The Company’s effective tax rate approximated 39.3% and 242.8% for the nine months ended September 30, 2010 and September 30, 2009, respectively. The effective tax rate for the nine months ended September 30, 2009 reflects a $51.8 million reduction in net operating loss (NOL) carryforwards as a result of information that came to the Company’s attention in 2009 regarding the allocation of the NOL at the date of its spin-off from a former affiliated company in 2003. Absent this reduction, which increased income tax expense by $15.6 million net of a related reserve, the effective tax rate for the nine months ended September 30, 2009 would have been approximately 38.4%.
     Management believes the deferred tax assets at September 30, 2010 and December 31, 2009 are more likely than not to be realized. As of September 30, 2010, the Company expects to have sufficient taxable income in future periods from the reversal of existing taxable temporary differences and expected profitability such that the remaining NOL would be utilized within the carryforward period. Most of the NOLs arose in fiscal 2007 and have a carryforward period of 20 years.
(8) Commitments and Contingencies
     Financial Commitments
     Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by senior management subject to obligational authority limitations. Management regularly reviews outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any reserves for possible credit and guarantee loss.
     The Company has extended $11.5 million in working capital lines of credit to certain jointly owned and managed companies, including certain consolidated VIEs, of which $7.2 million was unused at September 30, 2010. Credit risk represents the accounting loss that would be recognized at the reporting date if the affiliate companies were unable to repay any amounts utilized under the working capital lines of credit. Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.
     Legal Proceedings
     The Company is a party to litigation and regulatory investigations arising in the ordinary course of business. The nature of the litigation and regulatory investigations are such that we cannot predict the outcomes of these matters. However, based on information currently available, management does not believe the results of such litigation and regulatory investigations, even if the outcome is unfavorable, would have a material adverse effect on the results of operations, financial position or cash flows of the Company.
(9) Subsequent Events
     On November 17, 2010, the Company’s Sponsors declared and the Company made a cash distribution of $9.0 million to the Parent.
     On November 30, 2010, the Company entered into agreements to lease six skilled nursing facilities and purchase a renal dialysis business, each located in Maryland. The landlord of the properties is a related party affiliate of the Company’s Parent. Initial rent will be $7.5 million per year with 2.5% annual escalation. In addition to an annual lease

FC-GEN Acquisition Holding, LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
payment, the Company paid $10.3 million in the transaction to acquire the operations of the leased facilities and the dialysis business.
     On January 1, 2011, the Company acquired the remaining 50% ownership interest in a joint venture partnership which operates an assisted living facility in Delaware through assumption of the noncontrolling interest’s portion of the facility’s debt and working capital obligations. The Company had previously owned 50% of the joint venture that is accounted for at September 30, 2010 and December 31, 2009 as a consolidated VIE. Accordingly, the acquisition will not have a material impact on the Company’s results of operations, financial position or cash flows from operations.
Transactions with a Real Estate Investment Trust (REIT)
     The Company’s parent has entered into a definitive purchase agreement with a REIT pursuant to which the Company’s parent will sell 100% of the equity interests of the Company to the REIT for a purchase price of $2.4 billion (the Sale Transaction). Of the skilled nursing and assisted living centers the Company currently operates, it indirectly owns (1) 140 senior housing and care facilities (137 in fee simple and three pursuant to ground leases) and (2) the leasehold interests in and option to purchase seven senior housing and care facilities which are to be included with assets acquired under the Sale Transaction. Prior to closing, the Company will (a) contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to a newly formed subsidiary of the Company (OpCo), and then (b) distribute all of the equity interests of OpCo to Parent in a taxable spin-off. Closing is expected to occur in the second quarter of 2011, subject to various closing conditions.
     Immediately after the closing of the Sale Transaction, an indirect subsidiary of the Company’s parent (Tenant) will enter into a master lease (the Master Lease) with a subsidiary of the REIT. Tenant will operate the 140 owned or ground leased facilities under the Master Lease and an affiliate of Tenant will enter into a pass through master sub-sublease under which such affiliate will operate the seven leased facilities. The Master Lease is supported by a guaranty from OpCo.